Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First Community Financial Partners, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (nos. 333-201213, 333-190691 and 333-189556) of First Community Financial Partners, Inc. of our report dated March 11, 2016, with respect to the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in this annual report on Form 10-K of First Community Financial Partners, Inc. for the year ended December 31, 2015.

/s/ CliftonLarsonAllen LLP
Oak Brook, Illinois
March 11, 2016